Exhibit 10.iii.c

AMENDED AND RESTATED

SENIOR MANAGEMENT SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Amended and Restated Senior Management Severance and Change in Control Agreement (“Agreement”) is made and entered into effective as of              day of                     , 2008 (“Agreement Date”) between THE MOSAIC COMPANY (the “Company”), having its principal place of business in Minnesota, and [Name of Employee] (“Employee”), a resident of [City of Employee’s Residence], Minnesota, for the purpose of providing for certain benefits in the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below.

RECITALS

WHEREAS, the Company has employed Employee as [Employee’s Corporate Title] and Employee desires to serve in that capacity;

WHEREAS, Employee is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Employee makes and is expected to continue to make to further the best interests of the Company and its shareholders;

WHEREAS, as a further term and condition of Employee’s employment, the Company desires to provide Employee the opportunity to receive certain benefits upon termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below;

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Employee’s services and attention to the affairs of the Company. It is desirable and in the best interests of the Company and its shareholders to provide inducement for Employee (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company;

WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Employee be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Employee’s employment may be terminated without compensation in the event of certain changes in control of the Company;

WHEREAS, Employee understands that Employee’s receipt of the benefits provided for in this Agreement depends on, among other things, Employee’s willingness to execute a General Release of Claims in favor of the Company upon termination and to agree to and abide by the non-disclosure, non-competition, and non-solicitation covenants contained in this Agreement;

WHEREAS, the Company and Employee are parties to a Senior Management Severance Agreement dated effective as of August 1, 2005 (the “Prior Agreement”) and wish to amend and modify such Prior Agreement as set forth in this amended and restated Agreement;

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, Employee understands that nothing in this Agreement limits the Company’s right to terminate Employee’s employment at any time and for any reason.

NOW THEREFORE, in consideration of Employee’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and the Company agree as follows:

AGREEMENT

1. Limited Right to Certain Benefits upon Termination. Nothing in this Agreement guarantees Employee continued employment with the Company or otherwise limits the Company’s right to terminate Employee’s employment at any time and for any reason. In the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason (as each term is defined below), however, Employee shall be eligible to receive certain benefits upon satisfaction of certain conditions, as set forth in this Agreement below. Such benefits are not available to Employee under this Agreement in the event of a termination by the Company with Cause, by the Employee without Good Reason, or due to the Employee’s death or disability.

2. Termination by Company for “Cause.” In the event the Company terminates Employee’s employment for Cause, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, including without limitation with respect to non-disclosure, non-competition, and non-solicitation. For purposes of this Agreement, Cause means a good faith determination by the Company of an act or omission by Employee amounting to:

(i)	a material breach of any of Employee’s obligations to the Company under the terms of this Agreement;

(ii)	the gross neglect or willful failure or refusal of Employee to perform the duties of Employee’s position or such other duties reasonably assigned to Employee by the Company;

(iii)	any act of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company;

(iv)	any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;

(v)	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof; or

(vi)	conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

3. Termination by the Company Due To Employee’s Death or Disability. Employee’s employment shall terminate immediately upon Employee’s death or upon a finding and declaration by the Company, determined in good faith and subject to applicable law, that Employee is unable to carry out Employee’s essential job functions to any substantial degree by reason of illness or disability. In either such case, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee, as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, including without limitation with respect to non-disclosure, non-competition, and non-solicitation.

4. Termination by the Company without Cause. The Company may elect to terminate Employee’s employment without Cause at any time, with or without prior notice to Employee, in which case Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be eligible for the following additional benefits:

(a)	Employee shall be eligible to receive an amount equal to one times Employee’s annual base salary in effect as of the date of termination ; provided, however, that if the effective date of termination by the Company without Cause occurs (i) upon, or within two years after, the occurrence of a Change in Control of the Company (as defined in Section 7 below), or (ii) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 7(b), (c) or (e) below that occurs within six months after the effective date of such termination, then such amount shall be equal to two times Employee’s annual base salary. Any amounts payable hereunder will be subject to required withholdings, deductions, and tax reporting requirements.

(b)	Employee shall be eligible to receive a payout equal to Employee’s annual target bonus established for the bonus year in which Employee’s date of termination is effective; provided, however, that if the effective date of termination by the Company without Cause occurs (i) upon, or within two years after, the occurrence of a Change in Control of the Company (as defined in Section 7 below), or (ii) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 7(b), (c) or (e) below that occurs within six months after the effective date of such termination, then such payout shall be equal to two times Employee’s annual target bonus. Any amounts payable hereunder will be subject to any required withholdings, deductions, and tax reporting requirements.

(c)	If Employee is participating in any Company-provided group health and/or dental plan as of the effective date of termination of employment, and if Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or similar state law (“COBRA”), the Company will, upon request of Employee, reimburse Employee for a portion of the premium costs to continue coverage under its medical and/or dental plans equal to the portion the Company would pay for such coverage as if Employee were an active employee, from the date of termination until (i) twelve (12) months following the date of termination or (ii) eighteen (18) months following the date of termination if the effective date of termination by the Company without Cause occurs (A) upon, or within two years after, the occurrence of a Change in Control of the Company (as defined in Section 7 below or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 7(b), (c) or (e) below that occurs within six months after the effective date of such termination); provided, however, that in no case shall such reimbursement of premiums continue after the date on which COBRA coverage is no longer available to Employee. Employee must timely elect coverage and satisfy all enrollment and payment procedures established by Company as a prerequisite to reimbursement of premiums for the continuation of coverage under this Section 4(c).

(d)	If Employee was employed by the Company for three months or more during the fiscal year in which the termination of employment is effective, the Company will pay to Employee a pro rata portion (based on the number of calendar days of employment during such fiscal year) of any annual bonus that would have been payable to Employee for such fiscal year based on actual performance under the Management Incentive Plan (or a successor to such plan) determined upon completion of the fiscal year as if Employee had been in the employ of the Company for the full fiscal year. No annual bonus shall be payable to Employee with respect to any fiscal year in which Employee was employed by the Company for less than three months.

(e)	The Company will pay Employee any unused earned vacation as of the date of Employee’s termination of employment, in accordance with the policies and practices of the Company in effect from time to time.

(f)	The Company will offer Employee executive level outplacement services commensurate with Employee’s position and experience for a period no longer than twelve (12) months following Employee’s termination of employment or until Employee finds new employment, whichever occurs first. The cost of outplacement services furnished will be capped at a maximum of $25,000. Cash will not be paid in lieu of outplacement services. Employee shall be responsible for any individual tax consequences, if any, relating to the provision of these services.

(g)	The amount of any severance payable to Employee under Section 4 shall be reduced on a dollar-for-dollar basis by the amount of any other compensation or remuneration Employee receives from Company for work performed as an employee, independent contractor, or consultant during the twelve (12) months following Employee’s termination of employment, and by any other compensation to which Employee may be entitled under any other severance plan or program of the Company.

(h)	Except where payment must be delayed (as provided under Section 4(i)), payments (such as a payment made upon involuntary termination under the two times pay exception under Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”)) shall be made on the date provided under this Section 4(h). The Company shall pay Employee the Employee’s annual base salary under Section 4(a) on the date that is sixty (60) days after the date of Employee’s termination of employment. The Company shall pay Employee the Employee’s bonuses under Section 4(b) and Section 4(d) during the calendar year after the end of the fiscal year to which the bonuses relate at the same time as other salaried employees are paid their bonuses. The Company shall reimburse Employee’s premiums as provided under Section 4(c) and pay Employee’s reasonable outplacement costs as provided under Section 4(f) beginning as of the date of Employee’s termination of employment. Notwithstanding the foregoing, the Company is not required to make any payments due on or after the date that is sixty (60) days after the date of Employee’s termination of employment unless by that date Employee has signed, provided to the Company, and not rescinded a General Release of Claims in favor of the Company attached as Exhibit A (and the rescission period has expired). In addition, each payment by the Company made on and after the date of Employee’s termination of employment is conditioned upon (i) Employee cooperating with the transition of Employee’s duties and responsibilities for the Company, and (ii) Employee continuing to abide by all of Employee’s obligations to the Company, including without limitation the non-disclosure, non-competition, and non-solicitation covenants contained in Section 8 of this Agreement. For purposes of this Agreement, termination of employment shall mean a separation from service as defined under Section 409A of the Code.

(i)	Notwithstanding anything in this Agreement to the contrary, if Employee is a specified employee (as defined under Section 409A of the Code) at the time of Employee’s termination of employment, to the extent payments under Section 4 are subject to Section 409A of the Code, the payments shall be made as of the later of (i) the date of payment provided for in Section 4(h), or (ii) the first day of the seventh month following the date of Employee’s termination of employment.

5. Termination by the Employee with “Good Reason.” Employee may terminate Employee’s employment with the Company for “Good Reason,” which, for purposes of this Agreement shall mean:

(a)	Employee receives a material demotion in status or duties; or

(b)	any requirement by the Company that Employee move his regular office to a location more than 50 miles from Employee’s Company office as of the Agreement Date.

Good Reason shall not exist if (i) Employee expressly consents to such event in writing, (ii) Employee fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Employee objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Employee. The written notice must describe the basis for Employee’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. If Good Reason is not cured by the Company and Employee then terminates employment effective within thirty (30) days following the expiration of the Company’s cure period, Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be paid or reimbursed for additional benefits in the same manner as set forth in Sections 4(a) through 4(i) above.

6. Termination by Employee without Good Reason. Employee may elect to terminate Employee’s employment at any time and for any reason, upon thirty (30) days’ prior written notice to the Company. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. The Company may, however, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period. In either case if such termination is without Good Reason, salary and benefits shall be paid to Employee through Employee’s effective termination date only, and the Company shall have no further obligation to Employee. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, including without limitation with respect to non-disclosure, non-competition, and non-solicitation.

7. Effect of a Change in Control on Equity. Upon a Change in Control of the Company, all unvested outstanding stock options, restricted stock, restricted stock units, or similar equity based awards granted to Employee shall immediately vest without any further act or requirement of Employee. Notwithstanding anything herein stated, no Change in Control shall occur under subparagraph (a), (b) or (c) of this Section 7 as long as Cargill, Incorporated (“Cargill”), whether directly or indirectly through one or more Cargill Subsidiaries, beneficially owns (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), a majority of the voting power of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), or more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring corporation or other entity resulting from a Business Combination described in subparagraph (c) or a direct or indirect parent entity of the surviving or acquiring corporation or other entity. Except as provided in the immediately preceding sentence, a “Change in Control” shall occur when

(a)	a majority of the directors of the Company shall be persons other than persons

(i)	for whose election proxies shall have been solicited by the Board of Directors of the Company or

(ii)	who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

(b)	50% or more of the voting power of the outstanding Voting Stock of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) that is unaffiliated with Cargill other than (i) an entity in connection with a Business Combination in which clauses (x) and (y) of subparagraph (c) apply or (ii) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,

(c)	the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no person, entity or group that is unaffiliated with Cargill beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity),

(d)	Cargill and/or one or more of the Cargill Subsidiaries or other affiliates of Cargill (together, the “Cargill Group”) acquires, in one or more transactions (and whether by means of a merger, consolidation, tender offer, stock sale or otherwise), beneficial ownership of outstanding shares of Voting Stock that it does not currently beneficially own such that the Cargill Group’s aggregate beneficial ownership of the Company’s outstanding Voting Stock (excluding beneficial ownership of Voting Stock by any of the Company’s subsidiaries) is at least 90% of the voting power of the Company’s outstanding Voting Stock, or

(e)	approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

For purposes of this Section 7, a Cargill Subsidiary shall include any corporation, limited liability company or other entity, a majority of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) entitled to vote in the general election of directors (or persons filling similar governing positions in non-corporate entities) of which is beneficially owned by Cargill directly or indirectly through one or more Cargill Subsidiaries, provided that for purposes of this definition, neither the Company nor any subsidiary of the Company shall be deemed to be a Cargill Subsidiary. For purposes of this Section 7, an affiliate of Cargill is a person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, Cargill. For purposes of clarity and notwithstanding anything to the contrary in this Section 7, nothing herein shall be construed as constituting a Change in Control if Cargill and/or its affiliates sells or distributes shares of Voting Stock of the Company beneficially owned by such entities to Cargill’s stockholders, provided that no single person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes a beneficial owner of 50% or more of the voting power of the outstanding Voting Stock of the Company as a result of the sale or distribution.

8. Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. In consideration of the opportunity to receive certain benefits in the event of termination of employment by the Company without Cause, Employee agrees, both during Employee’s employment and following termination of this Agreement or termination of Employee’s employment by either party, at any time, for any reason, as follows:

(a)	Non-Disclosure.

(i)	Employee acknowledges that Employee has received and will continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties.

(ii)	Upon termination of employment with the Company, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of the Company and that Employee will certify in writing to the Company at the time of termination that Employee has complied with this obligation.

(b)	Non-Solicitation.

(i)	Employee specifically acknowledges that the Confidential Information described in this Section 8 includes confidential data pertaining to current and prospective customers and dealers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee agrees that Employee will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity with respect to any similar or competitive products or services, any such customers and dealers with whom Employee had contact or supervisor responsibility during the twenty-four (24) months preceding Employee’s termination of employment or about which Employee received or had access to Confidential Information.

(ii)	Employee specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii)	Employee specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Employee agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a business competitive with that of the Company, as described in Section 8(c)(i), or terminating or materially changing such vendor’s or supplier’s relationship or agency with the Company.

(iv)	Employee further agrees that, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will do nothing to interfere with any of the Company’s business relationships.

(c)	Non-Competition.

(i)	Employee covenants and agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, he will not, in any geographic market in which Employee worked on behalf of the Company during the twenty-four (24) months preceding termination of employment for any reason, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash, nitrogen, fertilizer, or crop nutrition products, or any other significant business in which the Company is engaged in or preparing to engage in as of the date of Employee’s termination of employment. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(ii)	During Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee certifies and agrees that he will notify the CEO/President of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Employee may make a written request to the CEO/President for modification of this non-competition covenant; the CEO/President will determine, in his sole discretion, if the requested modification will be harmful to the Company’s business interests; and the CEO/President will notify Employee in writing of the terms of any permitted modification or of the rejection of the requested modification.

For purposes of this Section 8, the Company shall include any existing or future subsidiaries of the Company. A subsidiary of the Company shall include a corporation, limited liability company or other entity, a majority of the voting power, the then outstanding shares (or a comparable voting equity interests) entitled to vote in the general election of directors (or persons filling similar governing positions in non-corporate entities) of which is owned by the Company directly or indirectly or individually through another subsidiary of the Company.

9. Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services to be rendered by Employee as an employee of the Company are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 8 of this Agreement would be highly injurious to the Company, that Employee’s violation of any provision of Section 8 of this Agreement would cause the Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 8 will be inadequate. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee specifically agrees that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 8 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without the necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

10. Governing Law. This Agreement shall be governed by and construed under Minnesota law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

11. Taxes.

(a)	The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine is required to be withheld pursuant to any applicable law or regulation.

(b)

This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. In particular, and without limiting the preceding sentence, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A of the Code shall be delayed until the first day of the seventh month after the date of “separation from service” as determined under said Section 409A, such as is provided in Section 4(a) and 4(b) above.

(c)	(i) In the event that any payment or benefit received or to be received by Employee (whether payable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive from the Company an additional cash payment (a “Gross-Up Payment”) within thirty business days of such determination in an amount such that after payment by Employee of all taxes (including such interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon, the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments. Notwithstanding the foregoing provisions of this Section 11(c)(i), if it shall be determined that Employee is otherwise entitled to the Gross-Up Payment, but that the Parachute Value of all Parachute Payments (exclusive of the Gross-Up Payment) does not exceed the Safe Harbor Amount by more than $50,000, then no Gross-Up Payment shall be made to Employee and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Parachute Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, to the Safe Harbor Amount shall be made by first reducing the payments under Sections 4(a) and 4(b), unless Employee elects an alternative method of reduction, and shall be made in such a manner as to maximize the Value of all Parachute Payments actually made to Employee within the Safe Harbor Amount. All determinations required to be made under this Section 11(c), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within a reasonable period of time as requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that Employee has substantial authority not to report any Excise Tax on Employee’s federal income tax return.

(ii)	If, after Employee receives any Gross-Up Payment, Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(iii)	Any determination by the Accounting Firm as to the amount of any Gross-Up Payment shall be binding upon the Company and Employee.

(iv)	Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Employee’s benefit, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Parachute Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Employee’s benefit, whether paid or payable pursuant to this Agreement or otherwise.

“Parachute Value” of a Parachute Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Parachute Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Safe Harbor Amount” means 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Value” of a Parachute Payment shall mean the economic present value of a Parachute Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm, using the discount rate required by Section 280G(d)(4) of the Code.

12. Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be brought and venued exclusively in federal or state court in Minnesota, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

13. Entire Agreement. This Agreement contains the entire understanding and agreement of the Employee and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects, including without limitation the Prior Agreement.

14. Survival. The covenants contained in Sections 8 through 19 of this Agreement shall remain in full force and effect after the termination of Employee’s employment with the

Company and after any termination or expiration of this Agreement. Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

15. No Waiver; Amendment. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations. This Agreement may be amended only in a writing signed by Employee and an authorized officer or director of the Company.

16. Assignment. This Agreement shall be binding upon the legal representatives of Employee. This Agreement may be transferred, assigned or delegated, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Employee will remain bound to fulfill Employee’s obligations hereunder. Employee may not, however, transfer or assign his rights or obligations under this Agreement.

17. Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

18. Dispute Resolution. The parties agree that any disputes arising under this Agreement or relating to Employee’s employment with the Company will be resolved under the Mosaic Employment Dispute Resolution Program. Notwithstanding the preceding sentence, the following disputes need not be resolved through the Mosaic Employment Dispute Resolution Program and may be brought in a Minnesota state or federal court with proper jurisdiction as set forth in Section 12: (i) any dispute arising under or relating to the provisions of Section 8 or 9 of this Agreement, (ii) any claim for injunctive relief, and (iii) any dispute arising under this Agreement during the two-year period following a Change in Control.

19. Term. The “Term” of this Agreement shall be the period from the Agreement Date through the third anniversary of the Agreement Date; provided, however, if a Change in Control occurs during the Term, the Term of this Agreement shall automatically be extended until the second anniversary of the occurrence of the Change in Control.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective as of the Agreement Date set forth above.

[Name of Employee]

THE MOSAIC COMPANY

By:
[Name of Officer]

Its:

Exhibit A

GENERAL RELEASE OF CLAIMS

WITH RESPECT TO THE MOSAIC COMPANY

In exchange for valuable and sufficient consideration described in the Senior Management Severance and Change in Control Agreement accompanying this General Release, on behalf of yourself and your heirs, successors and assigns, you,                                     , hereby release and discharge The Mosaic Company and its affiliates, predecessors, successors, and assigns, as well as all officers, directors, agents, attorneys, and employees of The Mosaic Company, and its affiliates, predecessors, successors, and assigns (collectively, the “Company”) from any and all claims, demands, actions, liabilities, damages, losses, costs, attorneys’ fees, or rights of any kind, whether known or unknown, that you have, have ever had, or may have through your employment termination date, including but not limited to those arising out of or related to your employment or termination of employment.

Scope of Release:

This release extends to and includes, by way of illustration and not limitation, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66, Minn. Stat. § 181.81, Minnesota Parental Leave Act, Minn. Stat. § 181.940 et seq., and Minnesota Whistleblower Act, Minn. Stat. § 181.931 et seq., as well as any other statutory, common law, contract, quasi contract or tort claims, including any claims for failure to pay wages, bonuses, or other forms of compensation and any and all attempts to recover attorneys’ fees. If you are an employee of the Company in Canada or outside of the United States, this release is intended to extend to all similar Canadian, provincial, and local statutory and common law claims and the claims under any other nation’s laws.

This release does not include claims that may not be released or waived as a matter of law. This release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency; however, you hereby waive the right to recover any money damages or other individual relief that may be obtained, by settlement, judgment, or otherwise, as a result of such a charge, investigation, or proceeding.

This release shall not be construed as an admission by the Company that it acted wrongfully with respect to you or any other person, or that you had or have any rights whatsoever against the Company. The Company specifically disclaims any liability to or any wrongful acts against you or any other person, on the part of itself or any of its affiliates, predecessors, successors, assigns, officers, directors, agents, attorneys, and employees.

Acceptance, Rescission, and Revocation Periods:

You may take up to twenty-one (21) days to consider whether to sign this release; although, you may sign it at any time before this period expires. You are hereby advised that you may consult with an attorney before signing this release.

In addition, you may rescind this release as far as it extends to claims or potential claims under the Minnesota Human Rights Act by delivering to the addressee below a notice of your intent to do so within fifteen (15) calendar days following your signing of this release. You further are entitled to revoke this release insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act, to the extent applicable to you, by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Attn:     General Counsel

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day time period. The time periods described above shall run concurrently, the day on which you sign this release shall count as the first day of both the fifteen (15) and (7) day time periods, and no allowance will be made should the last day of the time period fall on a weekend or holiday.

Any agreement between you and the Company relating to this release will not become effective until both the rescission and revocation periods have expired, and the Company is not required to pay any amounts pursuant to any agreement relating to this release prior to such time. In the event you provide timely notice of your intent to rescind or revoke this release, the Company may, in its discretion, declare the entire release and any agreement relating to the release null and void. In which case, the Company will have no obligations to you under this release or in connection with any agreement relating to this release, and you shall immediately repay any amounts paid to you as of that date by the Company pursuant to this release or any agreement relating to this release.

Acknowledgment of Knowing and Voluntary Waiver and Also of Release of Claims under the Age Discrimination in Employment Act:

You hereby affirm and acknowledge that you have read the entirety of this General Release, that its provisions are written in language you understand, and, in fact, that you do understand their meaning and effect. You represent that you are entering into the release freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled.

You further acknowledge and affirm your understanding that, to the extent applicable to you, this release specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this agreement and to consult with an attorney before signing this release.

Severability:

Should any part, term, provision, or aspect of this release or any agreement relating to this release be declared to be or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, provisions, or aspects shall not be affected thereby and the said illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this release or any agreement relating to this release.

Acknowledgment:

The persons below have read the foregoing General Release, agree that its provisions are written in language understandable to them, acknowledge the sufficiency of the consideration and obligations described herein, and hereby execute it knowingly and voluntarily with full understanding of its consequences. In witness whereof, the undersigned have executed this General Release on the date shown below.

Dated:	Signed:

Dated:	The Mosaic Company

By:

Title:

18